Exhibit 99.1

FOR IMMEDIATE RELEASE
May 18, 2020

Tandy Leather Announces 2020 Annual Meeting of Stockholders on June 2, 2020

FORT WORTH, TEXAS – May 18, 2020 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (the “Company”) announced that it will hold its 2020 Annual Meeting of Stockholders on June 2, 2020.  These events will begin at 1:00 p.m. Central time and will be a completely “virtual meeting” held online at www.virtualshareholdermeeting.com/TLF2020.  Stockholders who intend to vote their shares of the Company’s stock in the Annual Meeting of Stockholders must enter the 16-digit control number found on the notice card they will receive by mail prior to the meeting date.

As part of the Annual Meeting of Stockholders, Tandy Leather Factory Management will present a detailed overview of key strategic initiatives and recent performance, including a summary of the Company’s response to the COVID-19 pandemic, and an update on the ongoing accounting restatement. Management will also be available to answer any questions from stockholders participating in the webcast.

The accounting restatement remains on track to be completed on or before August 10, 2020. Until then, the Company is not in a position to provide detailed financial information beyond its sales and cash balance. Tandy Leather Factory sales were $74.8 million in 2019, down 10% from 2018.

Janet Carr, CEO, commented, “2019 was a rebuilding year for Tandy as we made key infrastructure and customer-facing investments in our business. We closed underperforming stores and dropped unprofitable business customers, eliminated Wholesale Clubs as part of our pricing strategy, and made our video and pattern library free to customers.  We also made long overdue investments in talent and fundamental retail processes and systems.  We entered 2020 with a plan to prove our strategy and kick-start sales growth. Unfortunately, our first big sales event of the year was disrupted by the COVID-19 pandemic.”

For the quarter ended March 31, 2020, Tandy Leather Factory sales are still preliminary but were approximately $17.1 million, down 17.8% from the first quarter of 2019. We were required to completely close some stores as early as March 17, and eventually closed all of our stores to the public by March 22. Our sales for the quarter were materially impacted by the closures, especially as our largest promotion of the quarter was planned for March 19 through 29.

“After closing our stores, we made the very difficult decision to furlough nearly 70% of our workforce as we turned our focus to web fulfillment and conserving capital. I am extremely proud of the heroic efforts of our team, who worked grueling hours to reposition the business from fulfilling web orders out of over 100 stores to fulfilling hundreds of orders everyday out of our Fort Worth warehouse. This required a drastic and immediate change to our operating model – from the way we manage inventory, ship product, handle customer service and phone orders, to how we safely staff and operate under the new COVID-19 environment. Because of these efforts, I believe Tandy will come out of this crisis a much stronger company, and I look forward to recalling our furloughed employees as we reopen our stores,” said Carr.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes

Tandy Leather Factory has aggressively cut costs in the face of huge uncertainty over the duration and ongoing economic impact of the COVID-19 pandemic. In order to protect liquidity, we have furloughed or laid off 395 employees, permanently closed 8 stores, reduced, abated or deferred rents, substantially cut discretionary spend that does not drive web sales, and taken significant executive and senior staff pay cuts. Because the Company’s ability to raise capital remains limited by the ongoing accounting restatements, Tandy Leather is taking every precaution to ensure the Company survives the pandemic while protecting long-term value for shareholders. As of April 30, the Company had no debt and $17.2 million of cash and cash equivalents. We own our flagship Fort Worth retail store, our corporate headquarters, and our manufacturing facility and distribution center on approximately 30 acres of land. We do not currently intend to borrow against this property.

As states and localities begin to lift shelter-in-place orders, we are carefully planning the re-opening of our stores where possible. Four of our stores are currently testing curbside pickup, our Fort Worth flagship store will open to customers this week in compliance with the guidance given by state and local authorities, and more store openings will phase-in over the coming weeks. In the meantime, our online sales have been robust. Total sales for April 2020 on a retail calendar were approximately $2.0-2.3 million, down about 60% from prior year.  Online sales for April this year were up about 200% over last year’s online sales, with virtually all of this year’s sales coming from the web channel.  With our Memorial Day sale now underway, May sales to-date are trending down about 40% to last year. We now have the ability to ship over 1,500 direct-to-consumer orders from our warehouse each day, and we are ramping up our digital and social marketing efforts to drive sales.

Janet Carr added, “First and foremost, the safety of our employees, our customers, our families and our communities is paramount.  We will open stores where and when we can, both safely and with responsible management of cash.  We appreciate the landlords and vendors who have been flexible during this crisis. I especially want to thank our employees who have worked so hard – or have had to go without a paycheck – during a very difficult period. Most importantly, because of this tremendous collective effort from the whole Tandy community, I feel confident that we will emerge from this crisis a more formidable company, for the benefit of our shareholders, employees and customers.”

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 108 North American stores located in 40 US states and 6 Canadian provinces, and one international store located in Spain.  Its common stock trades on the Nasdaq with the symbol “TLF”.  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes